Contact:
Paul Herron
Director, Finance
Immunomedics, Inc.
(201) 605-8200


   IMMUNOMEDICS COMPLETES $10 MILLION FINANCING

Morris Plains, NJ, June 28, 1996 -- Immunomedics, Inc. (Nasdaq: IMMU) announced today that it completed the sale of 200,000 shares of 5% Convertible Preferred Stock to several foreign investors for $10 million. The financing transaction was completed pursuant to Regulation S under the Securities Act of 1933.

The terms of the transaction allow the investors, at their discretion, to convert the Preferred Stock into shares of the Company's Common Stock during a two-year period. The conversion price will be at approximately 89% of the average market price per share over a 20-day trading period surrounding the dates conversion notices are received from the investors. Dividends on the Preferred Stock are payable annually commencing June 30, 1997, on all shares which have not been converted to Common Stock as of the payment date.

The securities being offered will not be or have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Immunomedics is a biopharmaceutical company focused on the development, manufacture and commercialization of diagnostic imaging and therapeutic products for the detection and treatment of cancer and infectious diseases. CEA-Scan(TM), the Company's colorectal cancer imaging agent, was classified as approvable by the FDA on April 9, 1996. The Company is now awaiting final marketing approval from the
FDA.   On May 22, 1996, CEA-Scan(TM) was recommended for European approval in a unanimous opinion by the Committee for Proprietary Medicinal Products. This constitutes the final regulatory step before marketing authorization is granted by the European Commission for use of the product in the 15 countries comprising the European Union. In addition to CEA-Scan(TM), the Company's infectious disease imaging agent, LeukoScan(R), is undergoing regulatory review in Europe for imaging osteomyelitis (bone infections). Immunomedics also has several other diagnostic imaging products and a therapeutic product in clinical trials.

This news release contains forward-looking statements that involve risk and uncertainties. The development of the Company's therapeutic program may differ materially from the Company's expectations. Among the factors that could result in a materially different outcome are the inherent uncertainties accompanying new product development, actions of regulatory authorities, and the results of further trials.